[GRAPHIC OMITTED]



Company Contact                             Investor Relations Contacts
---------------                             -----------------------------
Michael A. McManus, Jr.                     Lippert/Heilshorn & Associates, Inc.
President and CEO                           Kim Sutton Golodetz
Misonix, Inc.                               (kgolodetz@lhai.com) (212) 838-3777
(631) 694-9555                              Bruce Voss (bvoss@lhai.com)
www.misonix.com                             (310) 691-7100
---------------                             www.lhai.com
                                            ------------

              MISONIX REPORTS INCREASED REVENUES AND EARNINGS FOR
                         ITS SECOND FISCAL QUARTER 2004

FARMINGDALE, N.Y., JANUARY 29, 2004 MISONIX, INC. (NASDAQ NM: MSON) today reported financial results for the three and six months ended December 31, 2003. Highlights for the second quarter and first six months of fiscal 2004 include:

     - Revenues for the quarter ended December 31, 2003 increased 14% from the prior year driven by a 27% increase in medical device product revenues
     - Revenues for the six months ended December 31, 2003 increased 18% from the prior year with medical device product revenues increasing by 35%
     - Net income increased 244% and 377% for the three and six months ended December 31, 2003, respectively, from the same periods in fiscal 2003
     - Operating earnings increased 99% to $447,000 and 95% to $612,000 for the three and six months, respectively, ending December 31, 2003 as compared to $225,000 and $314,000 for the same periods in the previous fiscal year
     - Backlog of unfilled orders was $8.5 million, a 53% increase from that of June 30, 2003

Revenues for the three months ended December 31, 2003 were $9.3 million, a 14% increase when compared with $8.2 million for the same period in fiscal 2003. The Company recorded net income for the quarter of $389,000 or $.06 per fully diluted share, compared to net income of $113,000 or $.02 per fully diluted share for the same period in fiscal 2003. Medical device product revenues increased 27% to $5.1 million and laboratory and scientific revenues increased 1% to $4.2 million. The increase in medical device product revenues was attributable to a 37% increase in therapeutic medical device product revenues to $2.9 million and a 16% increase in diagnostic medical device product revenues to $2.2 million. The increase in laboratory and scientific product revenues were mainly attributable to a 43% increase in sales of ultrasonic laboratory products and a 4% increase in sales of Labcaire's endoscopic cleaning and disinfecting units partially offset by a 12% decrease in fume enclosure sales and a 46% reduction in wet scrubbers sales.

Gross profit, as a percentage of sales, increased to 42.8% for the second fiscal quarter of 2004 from 41.7% for the same period in the prior fiscal year. The increase was a result of a combination of volume efficiencies from the increased revenues and cost reductions implemented during the prior fiscal year.

Royalty income for the three months ended December 31, 2003 increased as compared to the same period in the prior year due to increased product sales by US Surgical Corporation.

Revenues for the six months ended December 31, 2003 were $17.9 million, an 18% increase when compared with $15.2 million for the same period in fiscal 2003. The Company recorded net income for the first six months of fiscal 2004 of $783,000 or $.12 per fully diluted share, compared to net income of $164,000 or $.03 per fully diluted share for the same period in fiscal 2003. Medical device product revenues increased 35% to $9.7 million and laboratory and scientific product revenues increased 3% to $8.2 million. The increase in medical device product revenues was attributable to a 43% increase in diagnostic medical devices revenues to $5.3 million and a 27% increase in diagnostic medical product revenues to $4.4 million. The increase in laboratory and scientific product revenues was mainly attributable to a 22% increase in ultrasonic laboratory product sales and a 10% increase in sales of Labcaire's endoscopic cleaning and disinfecting units partially offset by a 12% decrease in ductless fume enclosure sales and a 44% reduction in wet scrubber sales.

At December 31, 2003, the backlog of unfilled orders was $8.5 million compared with $5.6 million as of June 30, 2003. Medical device product backlog was $5.8 million a 98% increase and laboratory and scientific product backlog was $2.7 million, a 1% increase, respectively, from the prior year.

Michael A. McManus, Jr., President and Chief Executive Office commented, "We continue to be pleased with our growth in both revenues and earnings. Our medical device business continues to perform above expectation and we expect our laboratory and scientific business to grow especially as the economic environment improves."

Mr. McManus further added, "The use of ultrasound technology is becoming widely recognized for its application to medical devices. We continue to work with Mentor Corporation, Tyco United States Surgical Corporation, Aesculap, and Circon among other companies, to expand their product offerings using ultrasound technology. It has been reported that research is being done on the application of therapeutic ultrasound to heart, uterus and breast on a worldwide basis. We believe that more companies will be coming to Misonix for their ultrasonic medical devices as our expertise continues to be recognized. This is due to the fact that we have demonstrated our capabilities to deliver ultrasound technology to state of the art medical devices. These devices will continue to be developed internally as a result of our own research and development efforts, or in some cases we will develop products requested by others."

Regarding guidance, the Company said it continues to expect an increase of 8-10% in revenues for fiscal year 2004 and an increase in diluted earnings per share from $0.20 to $0.22. The increase does not include the incremental benefit from any development projects or products.

Misonix has scheduled an investor conference call regarding this announcement to be held on Thursday, January 29 beginning at 4:30 p.m. Eastern Time. To participate in the call, please dial (888) 803-7638. For international callers, the number is (706) 634-1218. Those unable to participate are invited to listen to a recording of the call and Q&A from 7:30 p.m. Eastern Time, Thursday, January 29 through 11:59 p.m. Eastern Time, Saturday, January 31 by dialing
(800)  642-1687  or  (706)  645-9291,  access  code  5218781.  Alternatively, individual investors are invited to listen to the conference call over the Internet. Please log on to www.misonix.com at least 15 minutes prior to the
                                ---------------
start of the call to register, download and install any necessary audio software. A webcast replay will begin shortly after the call has ended and will be available for 14 days.

Forward Looking Statements: Statements in this news release looking forward in time are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties, including general economic conditions, delays and risks associated with the performance of contracts, uncertainties as a result of research and development, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, and regulatory risks including approval of pending and/or contemplated 510K filings.


                               (Tables to follow)

                                          MISONIX, INC.
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                            UNAUDITED

                                                 Three Months Ended         Six Months Ended
                                                    December 31,              December 31,
                                                  2003        2002         2003          2002
                                               -----------------------  -------------------------
Net sales                                      $9,296,109  $8,174,513   $17,916,007  $15,184,835

Cost of goods sold                              5,317,891   4,769,355    10,272,094    8,822,459
                                               -----------------------  -------------------------

Gross profit                                    3,978,218   3,405,158     7,643,913    6,362,376

Selling expenses                                1,121,959   1,096,960     2,078,492    2,032,563
General and administrative expenses             1,834,278   1,632,258     3,890,046    3,152,131
Research and development expenses                 575,166     476,562     1,063,646    1,015,888
Litigation (recovery) settlement expenses               -     (25,326)            -     (152,628)
                                               -----------------------  -------------------------

Total operating expenses                        3,531,403   3,180,454     7,032,184    6,047,954
                                               -----------------------  -------------------------

Income from operations                            446,815     224,704       611,729      314,422

Total other income                                246,066       5,221       758,015       20,332
                                               -----------------------  -------------------------

Income before minority interest and
income taxes                                      692,881     229,925     1,369,744      334,754


Minority interest in the net income (loss) of
consolidated subsidiaries                          14,125     (40,553)       28,151      (33,836)
                                               -----------------------  -------------------------

Income before income taxes                        678,756     270,478     1,341,593      368,590

Income tax expense                                289,470     157,437       558,565      204,392
                                               -----------------------  -------------------------

Net income                                     $  389,286  $  113,041   $   783,028  $   164,198
                                               =======================  =========================

Net income per share-basic                     $     0.06  $     0.02   $      0.12  $      0.03
                                               =======================  =========================

Net income per share-diluted                   $     0.06  $     0.02   $      0.12  $      0.03
                                               =======================  =========================

Weighted average common shares-basic            6,655,865   6,511,188     6,655,865    6,308,526
                                               =======================  =========================

Weighted average common shares-diluted          6,732,540   6,598,096     6,729,060    6,554,421
                                               =======================  =========================

                                          MISONIX, INC.
                                   CONSOLIDATED BALANCE SHEETS


                                                             DECEMBER 31, 2003    JUNE 30, 2003
                                                                 Unaudited           Audited
                                                            -------------------  ---------------
ASSETS
------
Current Assets:
  Cash and cash equivalents                                 $        4,915,875   $    2,279,869
  Accounts receivable, net of allowance
    for doubtful accounts of $747,199 and
    $644,157, respectively                                           6,383,146        7,844,399
  Inventories                                                        9,499,832        8,979,472
  Deferred income taxes                                                605,313          477,580
  Prepaid expenses and other current assets                            654,560          983,523
                                                            -------------------  ---------------
Total current assets                                                22,058,726       20,564,843

Property, plant and equipment, net                                   3,769,931        3,574,207
Deferred income taxes                                                  459,677          862,690
Goodwill                                                             4,473,713        4,473,713
Other assets                                                           328,960          319,136
                                                            ------------------------------------
Total assets                                                $       31,091,007   $   29,794,589
                                                            ====================================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Revolving credit facilities                                        1,258,477          704,669
  Accounts payable                                                   3,091,945        3,563,208
  Accrued expenses and other current liabilities                     1,664,524        2,002,154
  Income tax payable                                                   416,651           47,453
  Current maturities of long-term debt and capital lease
    obligations                                                        297,652          279,554
                                                            -------------------  ---------------
Total current liabilities                                            6,729,249        6,597,038

Long-term debt and capital lease obligations                         1,304,031        1,235,362

Deferred income                                                        394,875          356,076

Minority interest                                                      291,602          263,450

Stockholders' equity:
  Capital stock, $0.01 par - shares authorized 10,000,000;
    6,733,665 issued and 6,655,865 outstanding                          67,337           67,337
  Additional paid-in capital                                        22,712,511       22,712,511
  Retained deficit                                                    (270,456)      (1,053,484)
  Treasury stock, 77,800 shares                                       (412,424)        (412,424)
  Accumulated other comprehensive income                               274,282           28,723
                                                            ------------------------------------
Total stockholders' equity                                          22,371,250       21,342,663
                                                            ------------------------------------

Total liabilities and stockholders' equity                  $       31,091,007   $   29,794,589
                                                            ====================================